Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Ault Alliance, Inc. (f/k/a BitNile Holdings, Inc.) on Amendment No. 1 to Form S-3 (File No. 333-269364) of our report dated April 17, 2023, except for the effects of the restatement discussed in Note 1A as to which date is May 22, 2023, with respect to our audits of the consolidated financial statements of Ault Alliance, Inc. (f/k/a BitNile Holdings, Inc.) as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021 appearing in the Annual Report on Form 10-K of Ault Alliance, Inc. (f/k/a BitNile Holdings, Inc.) for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

September 12, 2023